Exhibit 10.1.3

Western Digital Corporation ID: 33-0956711 3355 Michelson Drive, Suite 100 Irvine, CA 92612

Notice of Grant of Stock Units
and Stock Unit Award Agreement - Executives

«fn» «mn» «ln»	Award Number:	«nbr»
«ad1»	Plan:	«pln»
«ad2»	ID:	«id»
«cty», «st» «z»
Congratulations! Effective «optdt», you have been granted stock units of Western Digital Corporation. These stock units were granted under the 2017 Performance Incentive Plan (the “Plan”).1
Vesting2:

Units	Vest Type	Full Vest
«sp1»	«vtpr1»	«vdp1»
«sp2»	«vtp2»	«vdp2»
«sp3»	«vtp3»	«vdp3»
«sp4»	«vtp4»	«vdp4»

Your stock unit award is subject to the terms and conditions of this Notice, the attached Standard Terms and Conditions for Stock Unit Awards – Executives (the “Standard Terms”) and the Plan. By accepting the award, you are agreeing to the terms of the award as set forth in those documents. You should read the Plan, the Prospectus for the Plan, and the Standard Terms. The Standard Terms and the Plan are each incorporated into (made a part of) this Notice by this reference. You do not have to accept your award. If you do not agree to the terms of your award, you should promptly return this Notice to the Western Digital Corporation Stock Plans Administrator.
A copy of the Plan, the Prospectus for the Plan, and the Standard Terms have been provided to you. If you need another copy of these documents, or if you would like to confirm that you have the most recent version, please contact the Corporation’s Stock Plans Administrator.

1 The number of stock units subject to the award is subject to adjustment under Section 7.1 of the Plan (for example, and without limitation, in connection with stock splits).
2 The stock units covered by the award are subject to forfeiture under Section 8 of the attached Standard Terms and Conditions for Stock Unit Awards.

Western Digital Corporation 3355 Michelson Drive, Suite 100
    Irvine, California 92612 Telephone 949 672-7000
STANDARD TERMS AND CONDITIONS FOR
STOCK UNIT AWARDS - EXECUTIVES
2017 Performance Incentive Plan
1.    Stock Units Subject to 2017 Performance Incentive Plan
The Stock Unit Award (the “Award”) referred to in the attached Notice of Grant of Stock Units and Stock Unit Award Agreement (the “Notice”) was awarded under Western Digital Corporation’s (the “Corporation’s”) 2017 Performance Incentive Plan (the “Plan”). Each stock unit covered by the Award (“Stock Unit”) is a non-voting unit of measurement that is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (subject to adjustment as provided in Section 7.1 of the Plan). The holder of the Stock Units is referred to herein as the “Participant.” Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Participant if Stock Units held by such Participant vest pursuant to Section 4, Section 7 or Section 8 and shall not be treated as property or as a trust fund of any kind. Stock Units granted to the Participant shall be credited to an unfunded bookkeeping account maintained by the Corporation on behalf of the Participant (a “Stock Unit Account”).
The Stock Units are subject to the terms and provisions of the Notice, these Standard Terms and Conditions for Stock Unit Awards – Executives (these “Standard Terms”), and the Plan. To the extent any information in the Notice, the prospectus for the Plan, or other information provided by the Corporation conflicts with the Plan and/or these Standard Terms, the Plan or these Standard Terms, as applicable, shall control. To the extent any terms and provisions in these Standard Terms conflict with the terms and provisions of the Plan, the Plan shall control. Capitalized terms not defined herein have the meanings set forth in the Plan.
2.    Award Agreement
The Notice and these Standard Terms, together, constitute the Award Agreement with respect to the Award pursuant to Section 5.3 of the Plan.
3.    Deferral of Stock Units
Not applicable.
4.    Vesting
Except as otherwise provided in this Award Agreement, the Award shall vest and become nonforfeitable in percentage installments of the aggregate number of Stock Units as set forth in the Notice. Except as expressly provided in Sections 7 and 8 below, the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Award Agreement. Except as expressly provided in Sections 7 and 8 below, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.

5.    Dividend Equivalent Rights Distributions
As of any date that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Participant’s Stock Unit Account with an additional number of Stock Units equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the number of Stock Units remaining subject to the Award as of the related dividend payment record date, divided by (iii) the Fair Market Value of a share of Common Stock on the date of payment of such dividend. The Stock Units credited pursuant to the foregoing provisions of this Section 5 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate.
6.    Timing and Manner of Payment of Stock Units
Except as expressly provided herein, on or within fifteen (15) business days following the vesting of any Stock Units granted (or credited pursuant to Section 5) to the Participant (whether pursuant to Section 4, Section 7 or Section 8 hereof or Section 7 of the Plan), the Corporation shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its sole discretion) equal to the number of Stock Units that vest on the applicable vesting date (including any Stock Units credited as dividend equivalents pursuant to Section 5 with respect to the Stock Units that vest), subject to adjustment as provided in Section 7 of the Plan. The Corporation’s obligation to deliver shares of Common Stock with respect to vested Stock Units is subject to the condition precedent that the Participant (or other person entitled under the Plan to receive any shares with respect to the vested Stock Units) delivers to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Participant shall have no further rights with respect to any Stock Units that are paid pursuant to this Section 6 or that are terminated pursuant to Section 8 hereof or Section 7 of the Plan, and such Stock Units shall be removed from the Participant’s Stock Unit Account upon the date of such payment or termination. The Corporation may, in its sole discretion, settle any Stock Units credited as dividend equivalents by a cash payment equal to the fair market value of a share of Common Stock on the date of payment (as opposed to payment in the form of shares of Common Stock).
7.    Change in Control Event
Upon (or, as may be necessary to effectuate the purposes of this acceleration, immediately prior to) the occurrence of a Change in Control Event in which the Stock Units subject to the Award are to terminate (i.e., the Administrator has not made a provision for the substitution, assumption, exchange or other continuation of the Award and the Award will not otherwise continue in accordance with its terms in the circumstances), the portion of the Award that is outstanding and unvested immediately prior to the Change in Control Event shall vest and become payable in accordance with Section 6.
8.    Termination of Employment
(a)    Termination of Employment Generally. Except as expressly provided below in this Section 8, if the Participant ceases to be employed by or to provide services to the Corporation or its Subsidiaries for any reason (the last day that the Participant is employed by the Corporation or a Subsidiary prior to a period of non-employment by any such entity is referred to as the Participant’s “Severance Date”), the Participant’s Stock Units shall, to the extent such Stock Units have not become vested upon the Severance Date, be forfeited to the Corporation effective immediately following the Severance Date; provided, however, that in the event of the Participant’s death at a time when the Participant is employed by or providing services to the Corporation or any of its Subsidiaries, a portion of the otherwise unvested Stock Units shall automatically become fully vested as of such date of death as set forth in the next sentence, and shall be paid to the Participant’s estate as provided in Section 6 above. In the event the date of the Participant’s death is at a time when the Participant is employed by or providing services to the Corporation or any of its Subsidiaries, the number of Stock Units that shall become vested on the date of the Participant’s death equals: (a) the number of Stock Units that would have vested on the next scheduled vesting date applicable to the Award (as set forth in the Notice) (the “Next Scheduled Vesting Date”) had the Participant continued to be employed through such date, multiplied by (b) a fraction (not greater than one), the numerator of which is the number of calendar days following the last scheduled vesting date applicable to the Award as set forth in the Notice (or, if there was no such prior vesting date applicable to the Award, the date of grant of the Stock Units (the “Measurement Date”) through and including the date of the Participant’s death, and the denominator of which is the total number of calendar days in the period beginning with the day after the Measurement Date and ending with the Next Scheduled Vesting Date. Any Stock Units that are not vested after giving effect to the acceleration provided in the preceding sentence shall be forfeited to the Corporation as of the date of the Participant’s death.
(b)    Termination of Employment in Connection with a Change in Control Event. In the event the Participant ceases to be employed by the Corporation or any of its Subsidiaries as a result of either a termination of employment by the Corporation or one of its Subsidiaries without “Cause” (as defined below) or the resignation of the Participant for “Good Reason” (as defined below), in either case upon or within the one (1) year period following the occurrence of a Change in Control Event, the Award (to the extent outstanding and not previously vested) shall vest and become payable on the Participant’s Severance Date in accordance with Sections 3 and 6.

For purposes of this Section 8(b), the term “Cause” shall mean the occurrence or existence of any of the following with respect to the Participant, as determined by a majority of the disinterested directors of the Board:

(A)    the Participant’s conviction by, or entry of a plea of guilty or nolo contendre in, a court of competent and final jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved;

(B)    whether prior or subsequent to the date hereof, the Participant’s willful engaging in dishonest or fraudulent actions or omissions which results directly or indirectly in any demonstrable material financial or economic harm to the Corporation, one or more of its Subsidiaries, or any of their respective affiliates;

(C)    the Participant’s failure or refusal to perform his or her duties as reasonably required by his or her employer, provided that the Participant shall have first received written notice from the employer stating with specificity the nature of such failure or refusal and affording the Participant at least five (5) days to correct the act or omission complained of;

(D)    gross negligence, insubordination, material violation by the Participant of any duty of loyalty to the Corporation, one or more of its Subsidiaries, or any of their respective affiliates, or any other material misconduct on the part of the Participant, provided that the Participant shall have first received written notice from the Corporation stating with specificity the nature of such action or violation and affording the Participant at least five (5) days to correct such action or violation;

(E)    the repeated non-prescription use of any controlled substance, or the repeated use of alcohol or any other non-controlled substance which in the Board’s reasonable determination interferes with the Participant’s service as an officer or employee of the Corporation, one or more of its Subsidiaries, or any of their respective affiliates;

(F)    sexual harassment by the Participant that has been reasonably substantiated and investigated;

(G)    involvement in activities representing conflicts of interest with the Corporation, one or more of its Subsidiaries, or any of their respective affiliates;

(H)    improper disclosure of confidential information;

(I)    conduct endangering, or likely to endanger, the health or safety of another employee;

(J)    falsifying or misrepresenting information on the records of the Corporation, one or more of its Subsidiaries, or any of their respective affiliates; or

(K)    the Participant’s physical destruction or theft of substantial property or assets of the Corporation, one or more of its Subsidiaries, or any of their respective affiliates

For purposes of this Section 8(b), the term “Good Reason” shall mean any of the following without the Participant’s express written consent:

(i)    a material diminution in the Participant’s authority, duties or responsibilities in effect immediately prior to the Change in Control Event;

(ii)    a material diminution by the Employer (as defined below) in the Participant’s base compensation in effect immediately prior to a Change in Control Event;

(iii)    any material breach by the Corporation or the Employer of any right that the Participant has under a written severance plan of the Corporation or the Employer in which the Participant participates or by the Corporation or the Employer of any written employment agreement either of them may be a party to with the Participant; or

(iv)    the requirement by the Employer that the Participant’s principal place of employment be relocated more than fifty (50) miles from his or her place of employment immediately prior to a Change in Control Event;

provided, however, that any such condition shall not constitute “Good Reason” unless both (i) the Participant provides written notice to the Corporation of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (ii) the Corporation fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Corporation shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.”

For purposes of this Award Agreement, “Employer” shall mean the Corporation or its Subsidiary employing the Participant; provided however, that nothing contained herein shall prohibit the Corporation or another of its Subsidiaries fulfilling any obligation of the employing entity to the Participant and for such purposes will be deemed the act of the Employer.
9.    Adjustments
The Administrator may accelerate the vesting of the Stock Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator will make adjustments if appropriate in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited or to be credited pursuant to Section 5.
10.    Withholding Taxes
Upon or in connection with the vesting of the Stock Units, the payment of dividend equivalents and/or the distribution of shares of Common Stock in respect of the Stock Units, the Corporation (or the Subsidiary last employing the Participant) shall have the right at its option to (a) require the Participant to pay or provide for payment in cash of the amount of any taxes that the Corporation or the Subsidiary may be required to withhold with respect to such vesting, payment and/or distribution, or (b) deduct from any amount payable to the Participant the amount of any taxes which the Corporation or the Subsidiary may be required to withhold with respect to such vesting, payment and/or distribution. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Award Agreement, the Administrator may, in its sole discretion, direct the Corporation or the Subsidiary to reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy such withholding obligation at the applicable withholding rates.
11.    Nontransferability
Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated, encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.
12.    No Right to Employment
Nothing contained in this Award Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation.
13.    Rights as a Stockholder
Subject to the provisions of the Plan, the Notice and these Standard Terms, the Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5 with respect to dividend equivalent rights) and no voting rights with respect to Stock Units awarded to the Participant and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.
14.    Notices
Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 14.
15.    Arbitration
Any controversy arising out of or relating to this Award Agreement (including these Standard Terms) and/or the Plan, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, or any other controversy arising out of or related to the Award, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, U.S.A., before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Award Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable U.S. state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence above. The parties agree that Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute. By accepting the Award, the Participant consents to all of the terms and conditions of this Award Agreement (including, without limitation, this Section 15).
16.    Governing Law
This Award Agreement, including these Standard Terms, shall be interpreted and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles thereunder) and applicable United States federal law.
17.    Severability
If the arbitrator selected in accordance with Section 15 or a court of competent jurisdiction determines that any portion of this Award Agreement (including these Standard Terms) or the Plan is in violation of any statute or public policy, then only the portions of this Award Agreement or the Plan, as applicable, which are found to violate such statute or public policy shall be stricken, and all portions of this Award Agreement and the Plan which are not found to violate any statute or public policy shall continue in full force and effect. Furthermore, it is the parties’ intent that any order striking any portion of this Award Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.
18.    Entire Agreement
This Award Agreement (including these Standard Terms) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Award Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
19.    Section Headings
The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
20.    Construction
It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Agreement shall be construed and interpreted consistent with that intent.
21.    Clawback Policy
The Stock Units are subject to the forfeiture and clawback provisions of Section 8.14(a) of the Plan.

22.    No Advice Regarding Grant
The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Stock Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award. Except for the withholding rights set forth in Section 10 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.